UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 11, 2022

Block, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37622	80-0429876
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Address Not Applicable1

(Address of principal executive offices)

(415) 375-3176

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0000001 par value per share	SQ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

[1]	We do not designate a headquarters location as we have adopted a distributed work model.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2022, David Viniar and Anna Patterson informed Block, Inc. (the “Company”) that they would not stand for re-election as Class I members of the Board of Directors of the Company (the “Board”) at the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”) expected to take place on June 14, 2022. They will continue to serve through the end of their current term which ends on the date of the Annual Meeting. Their decision to not stand for re-election was a result of wanting to devote more time to other professional and personal activities and was not a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Viniar noted that his decision was also motivated, in part, by an increasing potential for competitive overlap with other boards. The Board thanks both Mr. Viniar and Dr. Patterson for their service and valuable contributions to the Company over the years.

The Company anticipates that the Board will decrease the size of the Board from thirteen to eleven directors, effective at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCK, INC.

Date: April 15, 2022	By:	/s/ Sivan Whiteley
Sivan Whiteley Chief Legal Officer and Corporate Secretary